Exhibit 10.18

Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (the “Agreement”), entered into on July 25, 2016 (the “Effective Date”), is made by and between Dr. August J. Troendle (the “Executive”) and Medpace Holdings Inc., a Delaware corporation (together with any of its subsidiaries and Affiliates (as defined below) as may employ the Executive from time to time (including Medpace Inc.), and any successor(s) thereto, the “Company”).

RECITALS

A. Medpace, Inc., a wholly owned subsidiary of Medpace Holdings Inc., and the Executive are parties to an employment letter agreement, dated June 17, 2011 (the “Prior Employment Agreement”).

B. The Company and the Executive desire to amend and restate the Prior Employment Agreement in the form hereof.

C. The Company desires to assure itself of the continued services of the Executive by engaging the Executive to perform services under the terms hereof.

D. The Executive desires to continue to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Certain Definitions.

(a) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(d) “Annual Bonus” shall have the meaning set forth in Section 3(b).

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Committee” shall mean the Compensation Committee of the Board, or if no such committee exists, the Board.

(h) “Company” shall have the meaning set forth in the preamble hereto.

(i) “Company Group” shall mean the Company and its subsidiaries.

(j) “Company Group Member” shall mean each entity of the Company Group.

(k) “Date of Termination” shall mean (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated due to the Executive’s Disability, the date determined pursuant to Section 4(a)(ii); (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(iii)-(iv), the date indicated in the Notice of Termination; or (iv) if the Executive’s employment is terminated pursuant to Section 4(a)(v)-(vi), the date immediately following the Expiration Date.

(l) “Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.

(m) “Effective Date” shall have the meaning set forth in the preamble hereto.

(n) “Executive” shall have the meaning set forth in the preamble hereto.

(o) “Expiration Date” shall have the meaning set forth in Section 2(b).

(p) “Extension Term” shall have the meaning set forth in Section 2(b).

(q) “Initial Term” shall have the meaning set forth in Section 2(b).

(r) “Notice of Termination” shall have the meaning set forth in Section 4(b).

(s) “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(t) “Prior Employment Agreement” shall have the meaning set forth in the recitals hereto.

(u) “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(v) “Term” shall have the meaning set forth in Section 2(b).

(w) “Trade Secrets and Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by any Company Group Member in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by or providing services to any Company Group Member or any predecessors thereof concerning (A) the business or affairs of the Company Group Members (or such predecessors), (B) products or services, (C) fees, costs and pricing structures, (D) designs, (E) analyses, (F) drawings, photographs and reports, (G) computer software, including operating systems, applications and program listings, (H) flow charts, manuals and documentation, (I) databases, (J) accounting and business methods, (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (L) customers and clients and customer or client lists, (M) other copyrightable works, (N) all production methods, processes, technology and trade secrets, and (O) all similar and related information in whatever form. Trade Secrets and Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Trade Secrets and Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(x) “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company Group, and whether or not alone or in conjunction with any other Person) while employed by, or providing services to, any Company Group Member (including those conceived, developed or made prior to the date of the Executive’s employment by or services with any Company Group Member) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

2.	Employment.

(a) In General. The Company shall employ the Executive and the Executive shall remain in the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b) Term of Employment. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third anniversary thereof (the “Expiration Date”), unless earlier terminated as provided in Section 4. On the last day of the Initial Term and on each subsequent one-year anniversary thereafter, this Agreement shall automatically be extended for successive one year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”), and the last day of such Extension Term shall become the Expiration Date, unless either party hereto gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Term.

(c) Position and Duties. During the Term, the Executive: (i) shall serve as Chief Executive Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board; (ii) shall report directly to the Board; (iii) shall devote substantially all the Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. In addition, as of the Effective Date, the Company shall cause the Executive to be appointed to the Board and, during the Term, the Board shall nominate the Executive for re-election to the Board. The parties acknowledge and agree that Executive’s duties, responsibilities and authority may include services for one or more subsidiaries or Affiliates of the Company. Notwithstanding anything contained herein: (1) the Company acknowledges that the Executive now serves on the board of directors of certain other businesses and may hereafter serve on the board of directors of such businesses and other business and that the Executive may do so in his discretion and may retain any income, fees or other remuneration received therefor and (2) the Company acknowledges that the Executive owns and/or controls certain real estate and other investments and that the Executive may continue to exercise such business activities with respect thereto as the Executive deems necessary and appropriate and may retain any income, fees or other remuneration receive therefrom.

3.	Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $410,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to review by the Board in its sole discretion (the “Annual Base Salary”).

(b) Annual Bonuses. With respect to each fiscal year that ends during the Term, commencing with fiscal year 2016, the Executive shall be eligible to receive an annual performance-based cash bonus (the “Annual Bonus”) which shall be payable based upon the attainment of individual and Company performance goals (which may include corporate, business unit or division, financial, strategic or other objectives) established by the Board or the Committee in consultation with the Executive. Each such Annual Bonus, if any, shall be payable on such date as is determined by the Board in its sole discretion, but in any event on or prior to March 15 of the fiscal year immediately following the fiscal year with respect to which such Annual Bonus relates. Notwithstanding any other provision of this Section 3(b), no bonus shall be payable with respect to any fiscal year unless the Executive remains continuously employed with the Company during the period beginning on the Effective Date and ending on the applicable bonus payment date.

(c) Benefits. During the Term, the Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company in accordance with their terms, as in effect from time to time, and as are generally provided by the Company to its executive officers.

(d) Business Expenses. During the Term, the Company shall reimburse the Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

4. Termination. During the Term, the Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Circumstances.

(i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(ii) Disability. If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive and the date specified in such notice; provided that, within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties hereunder.

(iii) Termination by the Company. The Company may terminate the Executive’s employment at any time and for any reason upon notice pursuant to Section 4(b).

(iv) Resignation by the Executive. The Executive may resign from the Executive’s employment at any time and for any reason upon notice pursuant to Section 4(b).

(v) Non-Extension of Term by the Company. The Company may give notice of non-extension to the Executive pursuant to Section 2(b).

(vi) Non-Extension of Term by the Executive. The Executive may give notice of non-extension to the Company pursuant to Section 2(b).

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by a written notice to the other party hereto (a “Notice of Termination”) specifying a Date of Termination, which shall be at least thirty (30) days following the date of such notice; provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii).

5. Company Obligations Upon Termination of Employment. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive: (i) any portion of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to the Executive under Section 3(d) and (iii) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(c), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Any equity awards granted to the Executive shall continue to be governed by the terms and conditions of the applicable plans and agreements. The payments and benefits described in this Section 5 shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason.

6.	Confidential Information.

(a) The Executive shall not disclose or use at any time, either during his employment or thereafter, any Trade Secrets and Confidential Information of which he becomes aware, whether or not such information is developed by the Executive, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company Group. The Executive will take all appropriate steps to safeguard Trade Secrets and Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of his employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Trade Secrets and Confidential Information or the Work Product of the business of the Company Group which the Executive may then possess or have under his control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof.

(b) All Work Product that the Executive may have discovered, invented or originated during his employment by any Company Group Member(s) prior to such employment, that the Executive may discover, invent or originate during his employment or at any time following the termination of his or her employment with the applicable Company Group Member(s), shall be the exclusive property of the Company Group, and the Executive hereby assigns all of his right, title and interest in and to such Work Product to the Company or the applicable Company Group Member, including all intellectual property rights therein. The Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any Company Group Member’s as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any Company Group Member’s, as applicable) rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect each Company Group Member’s rights to any Work Product.

(c) The Executive acknowledges that the covenants contained in this Section 6 are an essential element of this Agreement and are being provided in consideration of the compensation provided under this Agreement, and that any breach by the Executive of any provision of this Section 6 will result in irreparable injury to the Company Group Members. The Executive acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Company shall be entitled to equitable relief, including injunctive relief, without the necessity of proving actual damages or posting a bond therefor.

7. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

8. Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without giving effect to any principles of conflicts of law, whether of the State of Ohio or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

9. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)	If to the Company:

Medpace Holdings, Inc.
5375 Medpace Way
Cincinnati, Ohio 45227
Attn: General Counsel
Facsimile: (513) 579-0444

(b)	If to the Executive, at the address set forth on the signature page hereto.

11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12. Entire Agreement. As of the Effective Date, this Agreement shall supersede and replace the Prior Employment Agreement, and the Prior Employment Agreement shall be null and void and of no further force or effect. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein (other than the Prior Employment Agreement)) are intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet or offer letter); provided, however, that the provisions in this

Agreement are not intended to limit or extinguish any restrictive covenants in any other agreement or arrangement between the Executive and the Company or any of its Affiliates. The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

13. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

14. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

15. Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party hereto shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Persons referred to may require.

16. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17. Withholding. The Company and its Affiliates shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges that the Company or any of its Affiliates is required to withhold. The Company and its Affiliates shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

18. Absence of Conflicts; Executive Acknowledgement; Confidentiality. The Executive hereby represents that from and after the Effective Date the performance of the Executive’s duties hereunder will not breach any other agreement to which the Executive is a party. The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company or any of its Affiliates other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment. The Executive agrees not to disclose the terms or existence of this Agreement to any Person unless the Company agrees to such disclosure in advance and in writing; provided that the Executive may, without such permission, make such disclosures as are required by applicable law, including disclosures to taxing agencies, and disclose the terms of this Agreement to the Executive’s attorney(s), accountant(s), tax advisor(s), and other professional service provider(s), and to members of the Executive’s immediate family, as reasonably necessary; provided, further, that the Executive instructs such Person(s) that the terms of this Agreement are strictly confidential and are not to be revealed to anyone else except as required by applicable law.

19. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination (including, without limitation, pursuant to the provisions of Section 6 hereof).

20.	Section 409A.

(a) General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from the Executive or any other individual to the Company or any of its Affiliates, employees or agents pursuant to the terms of this Agreement or otherwise.

(b) Miscellaneous. To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses eligible for reimbursement, or in-kind benefits provided, in one year shall not affect the amount eligible for reimbursement, or in-kind benefits provided, in any other year. The Executive’s right to reimbursement of any such expenses or such in-kind benefits shall not be subject to liquidation or exchange for any other benefit. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury regulations issued under Section 409A of the Code) and (B) the date of the Executive’s death; upon the earlier of such dates, all payments and benefits deferred pursuant to this sentence shall be paid in a lump sum to the Executive, and any remaining payments and benefits due under the Agreement shall be paid as otherwise provided herein. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury regulations).

21. Compensation Recovery Policy. The Executive acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Penelope J. Bucknell
Name: Penelope J. Bucknell
Title: Vice-President, Human Resources

EXECUTIVE

By:	/s/ Dr. August J. Troendle
Dr. August J. Troendle

Residence Address:
1492 Corona Lane
Vero Beach, Florida 32963

Signature Page to the

Employment Agreement for Dr. August J. Troendle